EXHIBIT 99.1

Peter C. Wallace Elected Chairman of
Applied Industrial Technologies Board of Directors

Cleveland, OH (October 29, 2014) - The Board of Directors of Applied Industrial Technologies (NYSE: AIT) has elected Peter C. Wallace as its independent Chairman. He succeeds John F. Meier, who has served as Chairman since 2011 and who will continue to serve as a member of the Board.

Mr. Wallace, age 60, has served on the Applied® Board since 2005. He is Chief Executive Officer of Gardner Denver, Inc., a privately owned global manufacturer of engineered compressors, pumps, blowers, and fluid management solutions for critical applications in industrial, energy, medical, chemical and other demanding industries. He was elected CEO of Gardner Denver in June 2014 after having served on its board. Previously, he was President and Chief Executive Officer, and a director, of Robbins & Myers, Inc., from 2004 until it was acquired in February 2013 by National Oilwell Varco, Inc. Robbins & Myers was a NYSE-listed leading designer, manufacturer, and marketer of highly engineered equipment and systems for energy, chemical, pharmaceutical and industrial markets worldwide. Mr. Wallace also serves on the board of Rogers Corporation, a NYSE-listed company providing advanced materials technologies and design collaboration for a wide range of industries.

Mr. Meier, 67, is the former Chairman and Chief Executive Officer of Libbey Inc., a leading supplier of glass tableware products, from which he retired in 2011. He has served on the Applied Board since 2005, and he also serves as a director of Cooper Tire & Rubber Company.

“We thank John for his valued service as Chairman and for fulfilling his agreed term, and we are grateful to know that the Board will continue to benefit from his wisdom and experience,” said Applied’s President & Chief Executive Officer Neil A. Schrimsher. “We are also pleased to have Pete succeed John. As a member of our Board for nine years, Pete knows our Company well. When considered together with his CEO and public company director experience, Pete is well qualified to lead our Board.”

“I am honored to serve as Chairman of the Applied Board of Directors,” said Mr. Wallace. “I look forward to continuing to work with management to execute the long-range business strategy for profitable growth and increased shareholder value.”

About Applied
With more than 560 facilities and 5,800 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

#####
For more information, contact Julie Kho, Applied Industrial Technologies, 1 Applied Plaza, Cleveland, OH 44115-5020, ph. 216-426-4483, e-mail jkho@applied.com. A digital photo of Mr. Wallace is available at the following link: http://www.applied.com/releasephotos.